Exhibit 16.1

Tel: 305-381-8000	100 SE 2nd St., Suite 1700
Fax: 305-374-1135	Miami, FL 33131
www.bdo.com

October 13, 2021

Securities and Exchange Commission

100 F Street N.E

Washington, D.C. 20549

We have read the statements made by ALEPH Group, Inc., formerly known as IMS Internet Media Services, Inc. under the section titled “Experts - Change in Certifying Accountant” as part of the confidential Registration Statement on Form F-1 of ALEPH Group, Inc. dated October 13, 2021. We agree with the statements made insofar as they relate to our Firm.

We have not performed any procedures to evaluate the appropriateness of the restatement disclosed in footnote 2.2 Restatement of consolidated financial statements of the consolidated financial statements of the Aleph Group, Inc. as of and for the year ended December 31, 2020.

Very truly yours,

/s/ BDO USA, LLP

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.